FOR IMMEDIATE RELEASE
McCORMICK REPORTS DOUBLE DIGIT THIRD QUARTER SALES AND PROFIT GROWTH AND INCREASES 2018 EARNINGS PER SHARE OUTLOOK
HUNT VALLEY, Md., September 27, 2018 - McCormick & Company, Incorporated (NYSE:MKC), a global leader in flavor, today reported financial results for the third quarter ended August 31, 2018 and updated its latest financial outlook for fiscal year 2018.

•	Sales rose 14% in the third quarter from the year-ago period with minimal impact from currency and strong results in both the consumer and flavor solutions segments.

•
Operating income was $233 million in the third quarter compared to $169 million in the year-ago period. Adjusted operating income was $242 million, a 19% increase from $204 million in the third quarter of 2017, and a 20% increase in constant currency.

•	Earnings per share was $1.30 in the third quarter as compared to $0.85 in the year-ago period. Adjusted earnings per share rose 14% to $1.28 from $1.12 in the year-ago period.

•	For fiscal year 2018, based on its strong year-to-date performance and growth momentum, McCormick continues to expect strong sales growth and raised its projection for earnings per share.

Chairman, President & CEO's Remarks
Lawrence E. Kurzius, Chairman, President and CEO, stated, “McCormick's strong third quarter and year to date results reflect the successful execution of our strategies. We delivered double-digit sales, adjusted operating income and adjusted earnings per share growth in both the third quarter and year to date. We continued to expand operating margin, while also making significant brand marketing investments during the quarter.
“Both our consumer and flavor solutions segments contributed to our constant currency sales growth of 14%. Growth in both segments was led by incremental sales from the Frank's and French's portfolio. Consumer segment sales growth was also driven by both Americas and Asia/Pacific's base business and new products, with particular strength in the U.S. and China. Our U.S. sales growth accelerated versus the first half of the year as planned, driven by distribution gains and the effectiveness of our brand marketing. Our momentum in China has also continued. Our additional flavor solutions segment growth was driven by increased base business and new product sales growth in the Americas and Europe, Middle East and Africa (EMEA) regions. In this segment, we continue to win with existing business as well as with new products and customers. During the third quarter, we celebrated our one year anniversary of the Frank's and French's brands joining our portfolio and have achieved our year one acquisition plan for both sales and profit. Across both of our segments, the solid year to date growth from our core business and the performance of Frank’s and French’s are in line with our plans, we are pleased with our momentum entering the last quarter of our fiscal year and are confident in our updated 2018 guidance.
"McCormick is a global leader in flavor with a broad and advantaged global portfolio which continues to grow and position us to fully meet the demand for flavor around the world. All over the world, people desire great tasting foods and drinks with rich, authentic flavor. And we deliver flavor across all markets and through all channels. We are focused on growth, delivering against our objectives, strengthening our organization and building the McCormick of the future. Through the execution of our strategies, we are becoming even better positioned to drive future growth and are confident in our continued success. We are balancing our resources and efforts to drive sales with our work to lower costs led by our Comprehensive Continuous Improvement (CCI) program.
“I want to recognize McCormick employees around the world for their efforts and engagement. With our vision to bring the joy of flavor to life and our steadfast focus on growth, performance, and people, we are confident in our continuing momentum for growth in 2018 to deliver strong financial results and build value for our shareholders."
Third Quarter 2018 Results
McCormick reported a 14% sales increase in the third quarter from the year-ago period with minimal impact from currency. Incremental sales through mid-August from the acquired Frank's and French's brands added 10% to the sales increase. Consumer segment sales grew by 14% with minimal impact from currency. The incremental impact of Frank's and French's added 10% to the consumer segment with the remaining increase driven by the Americas and Asia/Pacific regions. Flavor solutions segment sales grew by 14%, with minimal impact from currency and 9% from the incremental impact Frank's and French's. The remaining sales increase was driven by the Americas and EMEA regions. In constant currency, the company grew sales 14%.

Gross profit margin increased 330 basis points versus the year-ago period. This expansion was driven by CCI-led cost savings and our shift in the portfolio to more value added products, including the impact of Frank's and French's portfolios. Additionally, in the year-ago period gross profit margin was unfavorably impacted $6 million by the RB Food's transaction expense related to the acquisition-date fair value adjustment of inventories. Adjusted gross profit margin increased 280 basis points versus the year-ago period. Operating income was $233 million in the third quarter compared to $169 million in the year-ago period. This increase was driven by higher sales and gross margin expansion as well as decreases in special charges and in transaction and integration expenses from the RB Foods acquisition. Partially offsetting this increase was higher brand marketing and distribution expense. Brand marketing increased 36%, or $21 million, in the third quarter versus the year-ago period. The company recognized $6 million of transaction and integration expenses in operating income related to the RB Foods acquisition in the third quarter of 2018 versus $30 million in 2017. The company recorded $3 million of special charges in the third quarter of 2018 versus $5 million in 2017. Excluding transaction and integration expenses as well as special charges, adjusted operating income was $242 million compared to $204 million in the year-ago period. The company grew adjusted operating income 20% in constant currency, which excluded a 1% unfavorable impact of currency.
Earnings per share was $1.30 in the third quarter of 2018 compared to $0.85 in the year-ago period. The increase in the net favorable non-recurring impact of the U.S. tax legislation (U.S. Tax Act), partially offset by transaction and integration expenses as well as special charges increased earnings per share by $0.02 in the third quarter of 2018. Transaction and integration expenses, including $15 million of other debt costs, as well as special charges lowered earnings per share by $0.27 in 2017. Excluding these impacts, adjusted earnings per share was $1.28 in the third quarter of 2018 compared to $1.12 in the year-ago period. The increase in adjusted earnings per share was driven primarily by higher adjusted operating income and a favorable adjusted income tax rate partially offset by higher interest expense and shares outstanding. This was an increase in adjusted earnings per share of 14%, which includes an unfavorable impact of foreign currency rates.
The company continues to generate strong cash flow. Year-to-date net cash provided by operating activities through the third quarter of 2018 was $389 million compared to $303 million through the third quarter of 2017. The increase was mainly due to net income growth. A portion of this cash was used to make $280 million of prepayments on our recent acquisition debt during the first nine months of fiscal year 2018.
2018 Financial Outlook
McCormick updated its 2018 sales, operating income and earnings per share guidance to reflect the strength of its year to date performance and growth momentum as well as a less favorable impact from foreign currency exchange rates on sales, adjusted operating profit, income from unconsolidated operations and adjusted earnings per share. The update also included a lower effective income tax rate and a higher impact from the net favorable non-recurring impact of the recent U.S. Tax Act.
In 2018, McCormick expects to grow sales 12% to 14% compared to 2017, including only a one percentage point favorable impact from currency rates. This is a decrease from previous guidance of 13% to 15% which included a two percentage point favorable impact from currency rates. This reaffirms the company's constant currency expected sales growth rates. The company expects to drive sales growth with new products, brand marketing and expanded distribution as well as the incremental impact of acquisitions already included in its year to date results. Sales growth also includes the incremental impact of pricing from 2017 in addition to the expected impact of actions taken in 2018 to offset an anticipated low single digit increase in costs. The company has plans to achieve at least $105 million of cost savings and intends to use these savings to improve margins, fund an increase in brand marketing, and as a further offset to increased costs.
Operating income is expected to grow in 2018 by 31% to 32% from $702 million of operating income in 2017. Transaction and integration expenses from the RB Foods acquisition of approximately $23 million are currently projected to impact operating income for 2018. Special charges of approximately $18 million are currently projected for 2018. Excluding the impact of transaction and integration expenses as well as special charges in 2018 and 2017, the expected growth in adjusted operating income is 22% to 23% from adjusted operating income of $786 million in 2017. This growth includes minimal impact from currency rates. This is a decrease from previous guidance of 23% to 25% which included a one percentage point favorable impact from currency rates.
McCormick increased its projection of 2018 earnings per share to be in the range of $7.03 to $7.08 compared to $3.72 of earnings per share in 2017. Excluding an anticipated favorable per share impact in 2018 of $2.08, consisting of the estimated net favorable non-recurring impact of the U.S. Tax Act, partially offset by the estimated effects of transaction and integration expenses related to RB Foods and of special charges, the company projects 2018 adjusted earnings per share to be in the range of $4.95 to $5.00. This is an increase from the previous guidance of $4.85 to $4.95 and reflects a reduction of the company’s expected adjusted effective tax rate to approximately 21% for 2018, due to the year to date favorable impact of discrete items, principally a higher level of stock option exercises. The updated guidance also reflects a lower favorable impact from currency. Year to date currency has been favorable with an unfavorable impact in the third quarter and the remainder of the year is also expected to be unfavorable. The updated guidance projects an increase of 16% to 17% from adjusted earnings per share of $4.26 in 2017 and includes minimal impact from currency. For fiscal year 2018, the company projects another year of strong cash flow, with plans to return a significant portion to McCormick's shareholders through dividends and to pay down debt.
Business Segment Results
Consumer Segment

(in millions)	Three months ended		Nine months ended
	8/31/2018	8/31/2017	8/31/2018	8/31/2017
Net sales	$790.8	$696.8	$2,333.6	$1,991.8
Operating income, excluding special charges, transaction and integration expenses	154.1	139.7	417.4	328.9
The company grew consumer segment sales 14% when compared to the third quarter of 2017, with minimal impact from currency, driven by the Americas and Asia/Pacific regions.

•
Consumer sales in the Americas rose 18% compared to the third quarter of 2017 with minimal impact from currency. Incremental sales from the Frank's and French's acquisition contributed 14% to sales growth. The remaining underlying increase of 4% was driven by higher volume and pricing across several product lines including recipe mixes, spices and seasonings, Asian foods, stocks and broths and grilling. This underlying increase was a significant sequential improvement from growth in the first half of 2018.

•
Consumer sales in EMEA were flat. In constant currency, sales declined 1% from the year-ago period, which included 1% growth from Frank's and French's. The underlying sales decline was impacted by a category slow down driven by unusually warm weather across Europe.

•	Third quarter consumer sales in the Asia/Pacific region rose 9% with minimal impact from currency. The sales growth was led by China.
Consumer segment operating income rose 10% to $154 million for the third quarter of 2018 compared to $140 million in the year-ago period, with minimal impact from currency. The favorable impact of higher sales, including favorable mix, and CCI-led cost savings more than offset the unfavorable impact of increases in brand marketing and freight costs. In the consumer segment, we increased our brand marketing 44%, or $21 million, in the third quarter versus the year-ago period.

Flavor Solutions Segment

(in millions)	Three months ended		Nine months ended
	8/31/2018	8/31/2017	8/31/2018	8/31/2017
Net sales	$554.5	$488.4	$1,576.1	$1,351.4
Operating income, excluding special charges, transaction and integration expenses	87.8	64.1	227.0	150.0

Flavor solutions segment sales increased 14% from the third quarter of 2017 with minimal impact from currency driven by the Americas and EMEA regions.

•
Flavor solutions sales in the Americas grew 19% from the year-ago period with minimal impact from currency. Incremental sales from the Frank's and French's acquisition contributed 14% to sales growth. The remaining 5% growth was broad based led by the increased sales to quick service restaurants and continued flavors and seasonings momentum. Sales in this region were strong despite the exit of lower margin business and the impact from a global realignment of a major customer's sales to our EMEA region.

•
Third quarter flavor solutions sales in EMEA rose 6% and in constant currency, rose 7%. The Frank's and French's brands contributed 1% to sales growth. The remaining growth was primarily driven by growth in flavors and included the impact from a global realignment of a major customer's sales from the Americas.

•
Flavor solutions sales in the Asia/Pacific region decreased 1% in the third quarter of 2018 with minimal impact from currency. The decline was driven by the exit of lower margin business and the timing of customer promotional activities.

Flavor solutions segment operating income rose 37% to $88 million for the third quarter of 2018 compared to $64 million in the year-ago period. In constant currency, operating income rose 40%. The favorable impact of higher sales, product mix and CCI-led cost savings drove the increase.
Non-GAAP Financial Measures
The tables below include financial measures of adjusted gross profit, adjusted gross profit margin, adjusted operating income, adjusted operating income margin, adjusted income taxes, adjusted net income and adjusted diluted earnings per share, each excluding the impact of special charges for each of the periods presented. These financial measures also exclude the impact of items associated with our acquisition of RB Foods on August 17, 2017 as these items significantly impact comparability between years. These financial measures also exclude, for 2018, and the comparison of our results for 2018 to 2017, the net estimated impact of the effects of the one-time transition tax and re-measurement of our U.S. deferred tax assets and liabilities as a result of the U.S. Tax Act passed in December 2017 as these items may significantly impact comparability between years. Adjusted gross profit, adjusted gross profit margin, adjusted operating income, adjusted operating income margin, adjusted income taxes, adjusted net income and adjusted diluted earnings per share represent non-GAAP financial measures which are prepared as a complement to our financial results prepared in accordance with United States generally accepted accounting principles.

In our consolidated income statement, we include separate line items captioned “Special charges” and “Transaction and integration expenses” in arriving at our consolidated operating income. Special charges consist of expenses associated with certain actions undertaken by the company to reduce fixed costs, simplify or improve processes, and improve our competitiveness and are of such significance in terms of both up-front costs and organizational/structural impact to require advance approval by our Management Committee, comprised of our Chairman, President and Chief Executive Officer; Executive Vice President and Chief Financial Officer; President Flavor Solutions Segment and McCormick International; President Global Consumer Segment and Americas; Senior Vice President, Human Relations; and Senior Vice President, Strategy and Global Enablement. Upon presentation of any such proposed action (including details with respect to estimated costs, which generally consist principally of employee severance and related benefits, together with ancillary costs associated with the action that may include a non-cash component or a component which relates to inventory adjustments that are included in cost of goods sold; impacted employees or operations; expected timing; and expected benefits) to the Management Committee and the Committee’s advance approval, expenses associated with the approved action are classified as special charges upon recognition and monitored on an on-going basis through completion.

Transaction and integration expenses consist of expenses associated with the acquisition or integration of the RB Foods business. These costs primarily consist of amortization of the acquisition-date fair value adjustment of inventories that is included in cost of goods sold; outside advisory, service and consulting costs; employee-related costs; and other costs related to the acquisition, including the costs related to the bridge financing commitment that was included in other debt costs in 2017. We incurred these costs in 2017 and will incur additional integration costs in 2018.

Income taxes associated with the enactment of the U.S. Tax Act in December 2017 consists of a net income tax benefit of $308.2 million recognized during the nine months ended August 31, 2018, which includes the estimated impact of the tax benefit from revaluation of net U.S. deferred tax liabilities based on the new lower corporate income tax rate and the tax expense associated with the one-time transition tax on previously unremitted earnings of non-U.S. subsidiaries.

We believe that these non-GAAP financial measures are important. The exclusion of special charges, the impact of the acquisition date-inventory fair value adjustment on cost of goods sold, transaction and integration expenses, other debt costs and the net income tax benefit associated with enactment of the U.S. Tax Act provide additional information that enables enhanced comparisons to prior periods and, accordingly, facilitates the development of future projections and earnings growth prospects. This information is also used by management to measure the profitability of our ongoing operations and analyze our business performance and trends.

These non-GAAP financial measures may be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. In addition, these non-GAAP financial measures may not be comparable to similarly titled measures of other companies because other companies may not calculate them in the same manner that we do. We intend to continue to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting. A reconciliation of these non-GAAP financial measures to the related GAAP financial measures is provided below:

(in millions except per share data)	Three Months Ended		Nine Months Ended
	8/31/2018	8/31/2017	8/31/2018	8/31/2017
Gross profit	$594.9	$484.4	$1,690.1	$1,342.0
Impact of transaction and integration expenses included in cost of goods sold	—	5.9	—	5.9
Adjusted gross profit	$594.9	$490.3	$1,690.1	$1,347.9
Adjusted gross profit margin (1)	44.2%	41.4%	43.2%	40.3%
Operating income	$233.0	$168.7	$608.4	$435.5
Impact of transaction and integration expenses	5.6	30.4	22.1	30.4
Impact of special charges	3.3	4.7	13.9	13.0
Adjusted operating income	$241.9	$203.8	$644.4	$478.9
% increase versus year-ago period	18.7%		34.6%
Adjusted operating income margin (2)	18.0%	17.2%	16.5%	14.3%

Income tax expense (benefit)	$24.9	$33.0	$(213.1)	$93.6
Non-recurring benefit, net, of the U.S. Tax Act (3)	10.3	—	308.2	—
Impact of transaction and integration expenses	1.3	14.7	4.8	14.7
Impact of special charges	0.8	1.5	3.3	3.9
Adjusted income taxes	$37.3	$49.2	$103.2	$112.2

Net income	$173.5	$108.2	$719.4	$301.7
Impact of transaction and integration expenses	4.3	31.1	17.3	31.1
Impact of special charges	2.5	3.2	10.6	9.1
Non-recurring benefit, net, of the U.S. Tax Act (3)	(10.3)	—	(308.2)	—
Adjusted net income	$170.0	$142.5	$439.1	$341.9
% increase versus year-ago period	19.3%		28.4%

Earnings per share - diluted	$1.30	$0.85	$5.41	$2.37
Impact of transaction and integration expenses	0.04	0.24	0.13	0.24
Impact of special charges	0.02	0.03	0.08	0.08
Non-recurring benefit, net, of the U.S. Tax Act (3)	(0.08)	—	(2.32)	—
Adjusted earnings per share - diluted	$1.28	$1.12	$3.30	$2.69
% increase versus year-ago period	14.3%		22.7%

(1)	Adjusted gross margin is calculated as adjusted gross profit as a percentage of net sales for each period presented.

(2)	Adjusted operating income margin is calculated as adjusted operating income as a percentage of net sales for each period presented.

(3)
The non-recurring income tax benefit, net, associated with enactment of the U.S. Tax Act of $10.3 million and $308.2 million for the three and nine months ended August 31, 2018, respectively, is based upon estimates and judgments that we believe to be reasonable. That benefit is provisional and may change during the measurement period as a result of among other things, changes in interpretations and assumptions we have made, guidance that may be issued and other actions we may take as a result of the U.S. Tax Act different from that presently assumed.

Because we are a multi-national company, we are subject to variability of our reported U.S. dollar results due to changes in foreign currency exchange rates. Those changes have been volatile over the past several years. The exclusion of the effects of foreign currency exchange, or what we refer to as amounts expressed “on a constant currency basis”, is a non-GAAP measure. We believe that this non-GAAP measure provides additional information that enables enhanced comparison to prior periods excluding the translation effects of changes in rates of foreign currency exchange and provides additional insight into the underlying performance of our operations located outside of the U.S. It should be noted that our presentation herein of amounts and percentage changes on a constant currency basis does not exclude the impact of foreign currency transaction gains and losses (that is, the impact of transactions denominated in other than the local currency of any of our subsidiaries in their local currency reported results).
Percentage changes in sales and adjusted operating income expressed in “constant currency” are presented excluding the impact of foreign currency exchange. To present this information for historical periods, current period results for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the corresponding period of the prior fiscal year, rather than at the actual average exchange rates in effect during the current fiscal year. As a result, the foreign currency impact is equal to the current year results in local currencies multiplied by the change in the average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year. Constant currency growth rates follow:

	Three Months Ended August 31, 2018
	Percentage Change as Reported	Impact of Foreign Currency Exchange	Percentage Change on Constant Currency Basis
Net sales
Consumer segment
Americas	18.1%	(0.10)%	18.2%
EMEA	(0.30)%	0.5%	(0.80)%
Asia/Pacific	9.3%	0.7%	8.6%
Total consumer segment	13.5%	0.1%	13.4%
Flavor solutions segment
Americas	18.6%	(0.70)%	19.3%
EMEA	5.8%	(0.80)%	6.6%
Asia/Pacific	(0.60)%	0.8%	(1.40)%
Total flavor solutions segment	13.5%	(0.50)%	14.0%
Total net sales	13.5%	(0.10)%	13.6%
Adjusted operating income
Consumer segment	10.3%	0.1%	10.2%
Flavor solutions segment	37.0%	(2.80)%	39.8%
Total adjusted operating income	18.7%	(0.80)%	19.5%

	Nine Months Ended August 31, 2018
	Percentage Change as Reported	Impact of Foreign Currency Exchange	Percentage Change on Constant Currency Basis
Net sales
Consumer segment
Americas	20.8%	0.2%	20.6%
EMEA	9.1%	8.5%	0.6%
Asia/Pacific	12.1%	5.0%	7.1%
Total consumer segment	17.2%	2.6%	14.6%
Flavor solutions segment
Americas	20.1%	0.4%	19.7%
EMEA	12.3%	5.6%	6.7%
Asia/Pacific	4.6%	4.4%	0.2%
Total flavor solutions segment	16.6%	1.9%	14.7%
Total net sales	16.9%	2.3%	14.6%
Adjusted operating income
Consumer segment	26.9%	2.0%	24.9%
Flavor solutions segment	51.3%	0.8%	50.5%
Total adjusted operating income	34.6%	1.7%	32.9%
To present the percentage change in projected 2018 sales, adjusted operating income and adjusted earnings per share on a constant currency basis, projected sales and adjusted operating income for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the company's budgeted exchange rate for 2018 and are compared to the 2017 results, translated into U.S. dollars using the same 2018 budgeted exchange rate, rather than at the average actual exchange rates in effect during fiscal year 2017. This calculation is performed to arrive at adjusted net income divided by historical shares outstanding for fiscal year 2017 or projected shares outstanding for fiscal year 2018, as appropriate.
The following provides a reconciliation of our estimated earnings per share to adjusted earnings per share for 2018 and actual results for 2017:

(in millions except per share data)	Twelve Months Ended
	2018 Projection	11/30/17
Earnings per share - diluted	$7.03 to $7.08	$3.72
Impact of special charges, transaction and integration expenses, and other debt costs	0.24	0.54
Estimated non-recurring benefit, net, of U.S. Tax Act	(2.32)	—
Adjusted earnings per share - diluted	$4.95 to $5.00	$4.26

Percentage change in sales	13% to 15%
Impact of foreign currency exchange rates	1%
Percentage change in sales on constant currency basis	12% to 14%

Percentage change in adjusted operating income	22% to 23%
Impact of foreign currency exchange rates	—%
Percentage change in adjusted operating income on constant currency basis	22% to 23%

Percentage change in adjusted earnings per share	16% to 17%
Impact of foreign currency exchange rates	—%
Percentage change in adjusted earnings per share on constant currency basis	16% to 17%
Live Webcast
As previously announced, McCormick will hold a conference call with analysts today at 8:00 a.m. ET. The conference call will be webcast live via the McCormick website. Go to ir.mccormick.com and follow directions to listen to the call and access the accompanying presentation materials. At this same location, a replay of the call will be available following the live call. Past press releases and additional information can be found at this address.
Forward-looking Information
Certain information contained in this release, including statements concerning expected performance such as those relating to net sales, gross margins, earnings, cost savings, acquisitions, brand marketing support, transaction and integration expenses, special charges, income tax expense and the impact of foreign currency rates are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. These statements may be identified by the use of words such as “may,” “will,” “expect,” “should,” “anticipate,” "intend," “believe” and “plan.” These statements may relate to: the expected results of operations of businesses acquired by the company, including the acquisition of RB Foods; the expected impact of costs and pricing actions on the company's results of operations and gross margins; the expected impact of productivity improvements, including those associated with our CCI program and global enablement initiative; the expected working capital improvements; expectations regarding growth potential in various geographies and markets, including the impact from customer, channel, category, and e-commerce expansion; expected trends in net sales and earnings performance and other financial measures; the expected impact of the U.S. Tax Act; the expectations of pension and postretirement plan contributions and anticipated charges associated with such plans; the holding period and market risks associated with financial instruments; the impact of foreign exchange fluctuations; the adequacy of internally generated funds and existing sources of liquidity, such as the availability of bank financing; the anticipated sufficiency of future cash flows to enable the payments of interest and repayment of short- and long-term debt as well as quarterly dividends and the ability to issue additional debt or equity securities; and expectations regarding purchasing shares of McCormick's common stock under the existing repurchase authorization.
These and other forward-looking statements are based on management's current views and assumptions and involve risks and uncertainties that could significantly affect expected results. Results may be materially affected by factors such as: damage to the company's reputation or brand name; loss of brand relevance; increased private label use; product quality, labeling, or safety concerns; negative publicity about our products; business interruptions due to natural disasters or unexpected events; actions by, and the financial condition of, competitors and customers; the company's inability to achieve expected and/or needed cost savings or margin improvements; negative employee relations; the lack of successful acquisition and integration of new businesses, including the acquisition of RB Foods;  issues affecting the company's supply chain and raw materials, including fluctuations in the cost and availability of raw and packaging materials and freight; government regulation, and changes in legal and regulatory requirements and enforcement practices; global economic and financial conditions generally, including the availability of financing, and interest and inflation rates; the effects of increased level of debt service following the RB Foods acquisition as well as the effects that such increased debt service may have on the company's ability to react to certain economic and industry conditions and ability to borrow or the cost of any such additional borrowing; the interpretations and assumptions we have made, and guidance that may be issued, regarding the U.S. Tax Act enacted in December 2017; assumptions we have made regarding the investment return on retirement plan assets, and the costs associated with pension obligations; foreign currency fluctuations; the stability of credit and capital markets; risks associated with the company's information technology systems, including the threat of data breaches and cyber attacks; fundamental changes in tax laws; volatility in our effective tax rate; climate change; infringement of intellectual property rights, and those of customers; litigation, legal and administrative proceedings; and other risks described in the company's filings with the Securities and Exchange Commission.

Actual results could differ materially from those projected in the forward-looking statements. The company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.
About McCormick
McCormick & Company, Incorporated is a global leader in flavor. With $4.8 billion in annual sales, the company manufactures, markets and distributes spices, seasoning mixes, condiments and other flavorful products to the entire food industry – retail outlets, food manufacturers and foodservice businesses. Every day, no matter where or what you eat, you can enjoy food flavored by McCormick. McCormick Brings the Joy of Flavor to Life™.

For more information, visit www.mccormickcorporation.com.
#  #  #
For information contact:
Investor Relations:
Kasey Jenkins (410) 771-7140 or kasey_jenkins@mccormick.com
Corporate Communications:
Lori Robinson (410) 527-6004 or lori_robinson@mccormick.com
(Financial tables follow)

Third Quarter Report	McCormick & Company, Incorporated

Consolidated Income Statement (Unaudited)
(In millions except per-share data)
	Three months ended		Nine months ended
	August 31, 2018	August 31, 2017	August 31, 2018	August 31, 2017
Net sales	$1,345.3	$1,185.2	$3,909.7	$3,343.2
Cost of goods sold	750.4	700.8	2,219.6	2,001.2
Gross profit	594.9	484.4	1,690.1	1,342.0
Gross profit margin	44.2%	40.9%	43.2%	40.1%
Selling, general and administrative expense	353.0	286.5	1,045.7	869.0
Transaction and integration expenses	5.6	24.5	22.1	24.5
Special charges	3.3	4.7	13.9	13.0
Operating income	233.0	168.7	608.4	435.5
Interest expense	44.7	21.5	130.7	50.9
Other debt costs	—	15.4	—	15.4
Other income, net	1.7	1.2	4.7	2.5
Income from consolidated operations before income taxes	190.0	133.0	482.4	371.7
Income tax expense (benefit)	24.9	33.0	(213.1)	93.6
Net income from consolidated operations	165.1	100.0	695.5	278.1
Income from unconsolidated operations	8.4	8.2	23.9	23.6
Net income	$173.5	$108.2	$719.4	$301.7

Earnings per share - basic	$1.32	$0.86	$5.47	$2.40

Earnings per share - diluted	$1.30	$0.85	$5.41	$2.37

Average shares outstanding - basic	131.6	126.3	131.4	125.5
Average shares outstanding - diluted	133.2	127.8	133.0	127.2

Third Quarter Report	McCormick & Company, Incorporated

Consolidated Balance Sheet (Unaudited)
(In millions)
	August 31, 2018	August 31, 2017
Assets
Cash and cash equivalents	$73.0	$166.1
Trade accounts receivable, net	511.7	556.2
Inventories	806.3	835.8
Prepaid expenses and other current assets	83.2	84.5
Total current assets	1,474.2	1,642.6
Property, plant and equipment, net	961.0	765.4
Goodwill	4,553.4	4,503.3
Intangible assets, net	2,881.7	3,091.5
Investments and other assets	407.7	378.9
Total assets	$10,278.0	$10,381.7

Liabilities
Short-term borrowings and current portion of long-term debt	$715.3	$674.7
Trade accounts payable	646.3	516.9
Other accrued liabilities	493.5	542.6
Total current liabilities	1,855.1	1,734.2
Long-term debt	4,269.8	4,702.3
Deferred taxes	667.7	1,106.3
Other long-term liabilities	373.4	305.6
Total liabilities	7,166.0	7,848.4
Shareholders’ equity
Common stock	1,732.1	1,663.6
Retained earnings	1,723.7	1,123.9
Accumulated other comprehensive loss	(354.1)	(265.9)
Non-controlling interests	10.3	11.7
Total shareholders’ equity	3,112.0	2,533.3
Total liabilities and shareholders’ equity	$10,278.0	$10,381.7

Third Quarter Report	McCormick & Company, Incorporated

Consolidated Cash Flow Statement (Unaudited)
(In millions)
	Nine Months Ended
	August 31, 2018	August 31, 2017
Operating activities
Net income	$719.4	$301.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	111.6	89.6
Stock based compensation	21.6	18.4
Non-cash net income tax benefit (related to enactment of the U.S. Tax Act)	(308.2)	—
Fixed asset impairment charge	3.0	—
Income from unconsolidated operations	(23.9)	(23.6)
Changes in operating assets and liabilities	(154.5)	(98.5)
Settlement of forward-starting interest rate swaps	—	(2.9)
Dividends from unconsolidated affiliates	20.0	18.3
Net cash flow provided by operating activities	389.0	303.0

Investing activities
Acquisition of businesses (net of cash acquired)	(4.2)	(4,327.4)
Capital expenditures	(112.6)	(108.4)
Other investing activities	3.4	0.7
Net cash flow used in investing activities	(113.4)	(4,435.1)

Financing activities
Short-term borrowings, net	386.1	(43.3)
Long-term debt borrowings	25.9	3,977.6
Payment of debt issuance costs	—	(6.1)
Long-term debt repayments	(588.6)	(3.9)
Proceeds from exercised stock options	42.1	26.5
Taxes withheld and paid on employee stock awards	(10.8)	(5.4)
Payment of contingent consideration	(2.5)	(19.7)
Purchase of minority interest	—	(1.2)
Issuance of common stock non-voting	—	554.9
Payment of costs related to issuance of common stock non-voting	—	(0.9)
Common stock acquired by purchase	(40.0)	(135.8)
Dividends paid	(204.9)	(176.0)
Net cash flow (used in) provided by financing activities	(392.7)	4,166.7

Effect of exchange rate changes on cash and cash equivalents	3.3	13.1
(Decrease) increase in cash and cash equivalents	(113.8)	47.7
Cash and cash equivalents at beginning of period	186.8	118.4

Cash and cash equivalents at end of period	$73.0	$166.1

`